Exhibit 16.1

September 17, 2019

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4.01(a) of Form 8-K for the event that occurred on September 11, 2019, to be filed by our former client, Fitlife Brands, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Weinberg & Company
Weinberg & Company

1925 Century Park East ● Suite 1120
Los Angeles ● California 90067
Telephone: 310.601.2200
Fax: 310.601.2201
 www.weinbergla.com
Other Offices:
Boca Raton, Florida
Wanchai, Hong Kong P.R.C.